EXHIBIT 99.1

Capstone Therapeutics Will Provide an Operating Update and Announces First Quarter 2013 Financial Results

TEMPE, Ariz., May 15, 2013 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS); (the "Company"), today will hold a conference call and webcast to provide an operating update and announced financial results for the first quarter 2013.

Operating Results

We incurred a net loss in the first quarter of 2013 of $1.2 million compared to a net loss of $1.0 million in the first quarter of 2012. The Net Loss in the first quarter of 2013 benefited from effect of the reduction in internal operations and receipt of $152,000 from the conversion of an insurance company, in which we were a policyholder, from mutual to private ownership, but these beneficial effects were offset by inclusion of the operating expenses of our joint venture, LipimetiX Development, LLC. The Net Loss in 2013 includes operating expenses of LipimetiX Development, LLC, of $831,000 (net of intercompany transactions) for the three months ended March 31, 2013.

For the three month period ended March 31, 2013, we used $1.0 million of cash, of which $0.7 million was used by LipimetiX Development, LLC. At March 31, 2013, we had cash and cash equivalents of $9.2 million, of which $3.8 million is held in, and reserved for use by, LipimetiX Development, LLC and unavailable for general use by the Company.  On August 3, 2012, we contributed $6.0 million to the LipimetiX Development, LLC joint venture, and the joint venture has used $2.2 million of cash from formation to March 31, 2013.

Conference Call Information

Management will hold a conference call and webcast on Wednesday, May 15, 2013 at 4:30 pm EDT. The call may be accessed at 877-303-2908 (U.S.), 408-427-3860 (outside U.S.); accompanying slides may be viewed by logging onto the Investors section of the Company's website, www.capstonethx.com. A replay will be available beginning May 15, 2013 at 7:30 pm EDT until midnight May 18, 2013 and may be accessed at 855-859-2056 (U.S.) or 404-537-3406 (outside U.S.) with conference ID 68894502.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of two product platforms: AZX100 and ApoE Mimetic Peptide Molecule AEM-28 and its analogs (through the LipimetiX Development, LLC joint venture).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. AZX100 has been evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary and peridural fibrosis. In the first quarter of 2012 we ceased clinical development of AZX100 in dermal scarring. Certain pre-clinical, manufacturing and regulatory projects related to AZX100 that are either required from a statutory perspective or are under contract will continue to their completion. We are currently seeking  development partnering or licensing opportunities for AZX100 in dermal scarring, pulmonary fibrosis and peridural fibrosis.

Apolipoprotein E (Apo E) is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E binding domain that is removed by heparin sulfate receptors in the liver. AEM-28 as an Apo E mimetic has the potential to restore the ability of atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. This is an important mechanism of action for AEM-28. For patients that lack LDL receptors (Homozygous Familial Hypercholesterolemia, HoFH), have Severe Refractory Hypercholesterolemia, or have acute coronary syndrome, AEM-28 may provide a therapeutic solution.

AEM-28 and its analogs are being developed by our joint venture, formed August 3, 2012, LipimetiX Development, LLC. The joint venture's initial development plan is to file an IND and pursue FDA approval of AEM-28 as treatment for Severe Refractory Hypercholesterolemia and Homozygous Familial Hypercholesterolemia (granted Orphan Drug Designation by FDA in 2012). The initial funded development plan will extend through Phase 1a and 1b/2a clinical trials over an expected twenty-seven month period with a biomarker endpoint test targeting reduction of LDL cholesterol. The joint venture may also fund research or studies to investigate Apo E mimetic molecules, including AEM-28 and analogs, for treatment of acute coronary syndrome.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2012, and other documents we file with the U.S. Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents, $3,751 reserved at March 31, 2013	$ 9,201	$ 10,205
Other current assets	305	383
Total current assets	9,506	10,588

Patent license rights, net	941	980
Furniture and equipment, net	13	23
Total assets	$ 10,460	$ 11,591

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$ 313	$ 233
Other accrued liabilities	21	61
Total current liabilities	334	294

Equity
Capstone Therapeutics Corp. Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,885,411 shares in 2013 and 2012 issued and outstanding	20	20
Additional paid-in capital	189,198	189,181
Accumulated deficit ($151,330 at March 31, 2013 and $150,335 at December 31, 2012, accumulated during development stage period)	(179,092)	(178,097)
Total Capstone Therapeutics Corp. stockholders' equity	10,126	11,104
Noncontrolling interest	--	193
Total equity	10,126	11,297

Total liabilities and equity	$ 10,460	$ 11,591

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

			As a Development
	Three months ended March 31,		Stage Company
			August 5, 2004 --
	2013	2012	March 31, 2013

OPERATING EXPENSES
General and administrative	$ 433	$ 424	$ 31,920
Research and development	912	556	103,346
Purchased in-process research and development	--	--	34,311
Other	--	--	(375)
Total operating expenses	1,345	980	169,202

Interest and other income, net	(157)	(4)	(14,011)
Loss from continuing operations before taxes	1,188	976	155,191
Income tax benefit	--	--	(1,355)
Loss from continuing operations	1,188	976	153,836
Discontinued operations - net gain on sale of the bone device business, net of taxes of $267	--	--	(2,202)
Net Loss	1,188	976	151,634

Less: Net Loss attributable to the noncontrolling interest	(193)	--	(666)
Net Loss attributable to Capstone Therapeutics Corp. stockholders	$ 995	$ 976	$ 150,968
Per Share Information:
Net loss, basic and diluted, attributable to Capstone Therapeutics Corp. stockholders	$ 0.02	$ 0.02
Basic and diluted shares outstanding	40,885	40,865
CONTACT: Investor Relations
         (602) 286-5250
         investorinquiries@capstonethx.com